Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Supernova Partners Acquisition Company, Inc. on Form S-1 of our report dated September 16, 2020, which includes an explanatory paragraph as to Supernova Partners Acquisition Company, Inc.’s ability to continue as a going concern with respect to our audit of the financial statements of Supernova Partners Acquisition Company, Inc. as of September 9, 2020 and for the period from August 31, 2020 (inception) through September 9, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

September 25, 2020